VALHI REPORTS FOURTH QUARTER 2008 RESULTS

DALLAS, TEXAS . . March 12, 2008.  Valhi, Inc. (NYSE: VHI) reported net income of $28.5 million, or $.25 per diluted share, in the fourth quarter of 2008 as compared to a net loss of $14.2 million, or $.12 per diluted share, in the fourth quarter of 2007.  For the full year of 2008, Valhi reported a net loss of $.8 million, or $.01 per diluted share, compared to a net loss of $45.7 million, or $.40 per diluted share, in 2007.

The Chemicals Segment’s sales decreased $63.5 million in the fourth quarter of 2008 as compared to the fourth quarter of 2007. The Chemicals Segment’s sales increased $6.6 million in the full year 2008 as compared to 2007. Net sales decreased in the fourth quarter of 2008 primarily due to lower sales volumes and the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $16 million, partially offset by higher average TiO2 selling prices.  For the full year period sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by $61 million, and higher average TiO2 selling prices, partially offset by lower sales volumes.  The Chemicals Segment’s average selling prices were 9% higher in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and prices were 2% higher for the year.  The table at the end of this release shows the impact of each of these items on sales.

The Chemicals Segment’s operating income increased $11.1 million in the fourth quarter 2008 as compared to the same period in 2007 primarily due to higher average TiO2 selling prices and the positive effect of fluctuations in foreign currency exchange rates which increased segment profit by approximately $10 million.  This increase was partially offset by lower sales volumes and higher energy and raw materials costs.  The Chemicals Segment’s operating income declined $36.6 million in 2008 compared to 2007 due to higher raw materials, energy, and other manufacturing costs, lower TiO2 sales volumes, and the negative effects of fluctuations in foreign currency exchange rates, which decreased segment profit by approximately $4 million

The Component Products Segment’s sales decreased $5.1 million in the fourth quarter of 2008 as compared to the same quarter of 2007, and declined $12.2 million for the full year 2008 primarily due to lower order rates from many of its customers resulting from general economic conditions. The Component Products Segment’s operating income improved $1.9 million as the fourth quarter of 2008 was positively impacted by the favorable effect of changes in currency exchange rates of $1.4 million compared to the previous year and 2007 operating income was negatively impacted by $1.9 million in expenses relating to the consolidation of three of the Component Products Segment’s northern Illinois facilities into one new facility.  Operating income declined $10.5 million in the full year 2008 primarily due to a $10.1 million goodwill impairment charge ($.06 per diluted share, net of minority interest) recognized in the third quarter of 2008 related to our marine components reporting unit.  Excluding the effects of the goodwill impairment charge, Component Products operating income decreased by $.4 million in 2008.  The year over year comparison was impacted by the net result of lower order rates from many of our customers due to unfavorable economic conditions in North America and increased raw material costs, offset by the favorable effects of facility consolidation costs incurred in 2007, the continuation of cost reductions throughout 2008 and changes in foreign currency exchange rates.

Waste Management sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2008, primarily due to the completion in 2007 of a few projects that were not replaced with new business.  The Company is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase our waste management sales and decrease our waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Company a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at the Company’s site in Andrews County, Texas.  The LLRW disposal operations will be very similar to those activities WCS is currently permitted to perform under a byproduct disposal license issued by TCEQ in May 2008.  Both types of waste are primarily soil-like and the disposal methods and disposal sites are similar.  The Company has entered into a contract to design, construct and engineer the LLRW and byproduct material disposal sites.  The byproduct site is expected to be operational in the second quarter of 2009.  Construction of the LLRW site is expected to commence in the second quarter of 2009, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in the second quarter of 2010.

Securities earnings were slightly lower in the fourth quarter and full year 2008 as compared to the same periods of 2007 primarily due to lower average cash balances in 2008 which offset the impact of $4.3 million of interest income ($2.3 million, or $.02 per diluted share, net of income taxes and minority interest) related to certain escrow funds that were received by NL in the second quarter of 2008.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.03 per diluted share in 2007 and $.04 per diluted share in 2008.  The $47.9 million litigation settlement gain ($25.8 million, or $.23 per diluted share, net of income taxes and minority interest) relates to the initial October 2008 closing contained in a settlement agreement related to condemnation proceedings on certain real property formerly owned by NL.

General corporate expenses were lower in 2008 as compared 2007 due primarily to lower litigation and related expenses at NL which were partially offset by increased environmental expense.  Interest expense was higher in 2008 primarily due to unfavorable changes in foreign currency exchange rates in 2008 compared to 2007, a higher average balance of outstanding borrowings under our Chemical Segment’s revolving credit facilities in 2008, primarily in Europe, and the interest on the promissory note our Component Products Segment issued in the fourth quarter of 2007.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2007 and 2008.  The Company’s income taxes in 2008 includes a second quarter $7.2 million non-cash deferred income tax benefit ($.04 per diluted share, net of minority interest) related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to Kronos’ German operations and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.  In addition, the Company’s provision for income taxes in 2008 includes a $5.6 million non-cash income tax charge ($.05 per diluted share, net of minority interest), mostly in the third quarter, due to a net increase in the Company’s reserves for uncertain tax positions.

The provision for income taxes in 2007 includes (i) a third quarter non-cash charge of $87.4 million ($.52 per diluted share, net of minority interest) related to the reduction of our net deferred income tax asset in Germany resulting from the reduction in its income tax rates; (ii) a second quarter $8.7 million non-cash charge ($.05 per diluted share, net of minority interest) related to the adjustment of certain German income tax attributes and (iii) a third quarter $3.8 million non-cash income tax benefit ($.03 per diluted share, net of minority interest) due to a net decrease in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses;
•	Customer inventory levels;
•	Changes in our raw material and other operating costs;
•	General global economic and political conditions;
•	Competitive products and substitute products;
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates;
•	Operating interruptions;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria;

•	Environmental matters;
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation;
•	Our ability to comply with covenants contained in our revolving bank credit facilities, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(unaudited)

Net sales
Chemicals	$310.4	$246.9	$1,310.3	$1,316.9
Component products	42.5	37.4	177.7	165.5
Waste management	.7	.8	4.2	2.9

Total net sales	$353.6	$285.1	$1,492.2	$1,485.3

Operating income (loss)
Chemicals	$10.3	$21.4	$88.6	$52.0
Component products	1.3	3.2	16.0	5.5
Waste management	(4.4)	(5.9)	(14.1)	(21.5)

Total operating income	7.2	18.7	90.5	36.0

Equity in earnings of:
TIMET	-	-	26.9	-
Other	(.1)	(.2)	1.7	(1.0)

General corporate items:
Securities earnings	6.9	6.5	30.8	30.7
Gain on litigation settlement	-	47.9	-	47.9
Insurance recoveries	1.9	7.2	6.1	9.6
General expenses, net	(12.8)	(13.4)	(37.6)	(32.9)
Interest expense	(16.9)	(15.9)	(64.4)	(68.7)

Income (loss) before income taxes	(13.8)	50.8	54.0	21.6

Provision for income taxes	1.0	15.7	103.2	16.7

Minority interest in after-tax earnings (losses)	(.6)	6.6	(3.5)	5.7

Net income (loss)	$(14.2)	$28.5	$(45.7)	$(.8)

Basic and diluted net income (loss) per share	$(.12)	$.25	$(.40)	$(.01)

Basic and diluted weighted average shares Outstanding	114.4	114.4	114.7	114.4

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended December 31, 2008 vs. 2007	Year ended December 31, 2008 vs. 2007
	(unaudited)

Percent change in net sales:
TiO2 product pricing	9%	2%
TiO2 sales volumes	(26)	(8)
TiO2 product mix	1	2
Changes in currency exchange rates	(5)	5

Total	(21)%	1%